As filed with the Securities and Exchange Commission on April 21, 2011

Registration No. 333-165443

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NETLIST, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4812784
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

51 Discovery, Suite 150

Irvine, CA 92618

(Address of Principal Executive Offices) (Zip Code)

2010 Employment Inducement Award

(Full title of the plan)

Chun K. Hong

President, Chief Executive Officer and Chairman of the Board

51 Discovery, Suite 150, Irvine, CA 92618

(Name and address of agent for service)

(949) 435-0025

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE/DEREGISTRATION OF UNSOLD SECURITIES

Netlist, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister the shares of its common stock, par value $0.001 per share (“Common Stock”), originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (No. 333-165443) filed with the Securities and Exchange Commission on March 12, 2010 (the “Registration Statement”).  The Registration Statement registered 100,000 shares of Common Stock to be issued pursuant to a Stock Option Agreement dated March 1, 2010 between the Registrant and Ron Nikel (the “Agreement”).

The shares of Common Stock included in the Registration Statement are no longer issuable pursuant to the Agreement.  Therefore, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, the securities registered under the Registration Statement that have not been sold, the Registrant hereby amends the Registration Statement to deregister the 100,000 shares of Common Stock registered and unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 21st day of April, 2011.

NETLIST, INC.

By:	/s/ Chun K. Hong
Chun K. Hong
President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Chun K. Hong	President, Chief Executive Officer and	April 21, 2011
Chun K. Hong	Chairman of the Board (Principal Executive Officer)

/s/ Gail Sasaki	Vice President and Chief Financial Officer	April 21, 2011
Gail Sasaki	(Principal Financial Officer and Principal Accounting Officer)

/s/ Richard J. Char	Director	April 21, 2011
Richard J. Char

/s/ Nam Ki Hong	Director	April 21, 2011
Nam Ki Hong

/s/ Thomas F. Lagatta	Director	April 21, 2011
Thomas F. Lagatta

/s/ Alan H. Portnoy	Director	April 21, 2011
Alan H. Portnoy

INDEX TO EXHIBITS

*23.1	Consent of KMJ Corbin & Company LLP.

* Filed herewith